Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2009, relating to the financial statements and financial statement schedule of Avis Budget Group, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No.48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on January 1, 2007) and the effectiveness of Avis Budget Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avis Budget Group, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 17, 2009